Exhibit 99.1

BOCA RATON, Fla., September 23, 2019 (GLOBE NEWSWIRE) -- FlexShopper, Inc. (Nasdaq: FPAY) (“FlexShopper” or the “Company”), a leading national online lease-to-own (“LTO”) retailer and LTO payment solution provider, today announced the appointment of Richard House Jr. as Chief Executive Officer, effective October 7, 2019. Current CEO and Company founder Brad Bernstein will assume the position of President, where he will focus on product development, new customer initiatives and other operational areas.

Mr. Bernstein commented, “We are pleased to have Rich joining our executive team. We founded FlexShopper with a vision of enabling all consumers to be able to shop for whatever they want, regardless of their personal financial standing. Over the last five years our company has taken off, validating the service we provide to people, and we are even more excited about what the future holds. Rich brings significant experience which we believe will add strength to our leadership team and further support the continued growth of our business.”

Mr. House has more than 30 years of experience in consumer lending across a multitude of disciplines and has led businesses from inception to becoming stock exchange-listed public companies. In 1997, he was a co-founder and then President of Atlanticus Holdings (formerly Compucredit Corp.), which has been a significant lender in the prime and non-prime markets in both the United States and the United Kingdom. Under his leadership, Compucredit Corp. became one of the nation's largest sub-prime issuers of consumer credit with revenues exceeding $700 million. After leaving Atlanticus in 2014, Mr. House was the Chief Executive Officer of Veta Finance, Ltd., a provider of technology solutions to lenders in the United States and the United Kingdom. Prior to Atlanticus, he was a Managing Director of the Quantitative Solutions and Consulting Division of Equifax. Mr. House earned B.S. and M.A. degrees in Economics from Georgia Institute of Technology (Georgia Tech) and Southern Methodist University, respectively.

Mr. House commented, “Brad and his team have accomplished a tremendous amount at FlexShopper and I am eager to build on that success. FlexShopper has established itself as a leading provider of digital rent-to-own solutions across multiple retail channels. The consumer landscape has really shifted in recent years and I am confident that FlexShopper is well-positioned to provide value for both consumers and retailers.”

FlexShopper Chairman Howard S. Dvorkin added, “We are excited to have Rich join FlexShopper as we build upon the impressive growth that Brad has driven since founding the company. Rich has a total of 30 years of experience in the consumer credit industry along with extensive public company experience. I am confident that Rich’s wealth of knowledge and experience will help lead the continued growth and evolution of FlexShopper.”

As an inducement to enter into his employment agreement, Mr. House was awarded initial stock options to purchase 350,000 shares of our common stock at an exercise price of $1.52 per share, vesting in five equal annual increments commencing December 31, 2020. If there is a Change of Control (as defined in the employment agreement) of our company during his employment term, all of the unvested initial options will immediately vest. The inducement grant was approved by a majority of FlexShopper’s independent directors in accordance with Nasdaq rules.

About FlexShopper

FlexShopper, Inc. enables consumers to shop for brand name electronics, home furnishings and other durable goods on a lease-to-own (LTO) basis through its e-commerce marketplace (www.FlexShopper.com), as well as its patented and patent pending systems. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate,” or other comparable terms. Examples of forward-looking statements include, among others, expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: limited operating history, limited cash and history of losses; ability to obtain adequate financing to fund our business operations in the future; failure to successfully manage and grow our FlexShopper.com e-commerce platform; ability to maintain compliance with financial covenants under our credit agreement; dependence on the success of our third-party retail partners and continued relationships with them; compliance with various federal, state and local laws and regulations, including those related to consumer protection; failure to protect the integrity and security of customer and employee information; and other risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The forward-looking statements made in this release speak only as of the date of this release, and FlexShopper assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by U.S. federal securities laws.

Contact

Jeremy Hellman

Vice President

The Equity Group

212-836-9626

jhellman@equityny.com

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

FlexShopper, Inc.